Exhibit 99.1

News Release

International Game Technology Announces

Offering of Convertible Notes Due 2014

(Reno, NV – May 4, 2009) – International Game Technology (NYSE: IGT) today announced its intention to offer, subject to market and other conditions, $500 million aggregate principal amount of its Convertible Notes due 2014 (the “Notes”) in a private offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended.  IGT expects to grant the initial purchasers of its Notes an option to purchase up to $75 million principal amount of additional Notes, solely to cover over-allotments.

The Notes will be general unsecured senior obligations of IGT and will bear cash interest at a fixed rate, to be payable semiannually.  Upon the occurrence of certain specified circumstances, the Notes will be convertible at the option of the holders into cash up to the principal amount thereof, and, if applicable, shares of IGT common stock in excess of the principal amount.  The Notes will not be redeemable at the option of IGT before the maturity date, except in certain circumstances relating to applicable gaming authority regulations.  Holders of the Notes will have the option to require IGT to repurchase their Notes at 100% of their principal, plus any accrued interest, subject to certain conditions, upon the occurrence of certain events constituting a “Fundamental Change.”  The interest rate, conversion rate and other terms of the Notes will be determined by negotiations between IGT and the initial purchasers.

IGT, in order potentially to reduce the dilution from conversion of the Notes, intends to use a portion of the net proceeds of the offering to enter into one or more hedging transactions on its common stock with one or more of the initial purchasers and/or their respective affiliates (the “hedge counterparties”).  Holders of the Notes will not have any rights with respect to any hedging transactions entered into by IGT.  IGT also expects to enter into separate warrant transactions with the hedge counterparties, which would result in additional proceeds to IGT.

IGT intends to use the remaining proceeds from the offering to pay down outstanding revolving indebtedness under its senior credit facility.

In connection with the convertible note hedge and warrant transactions, the hedge counterparties or their affiliates may enter into various derivative transactions with respect to IGT’s common stock concurrently with or shortly after the pricing of the Notes.  These transactions could have the effect of increasing or preventing a decline in the price of IGT’s common stock concurrently with or following the pricing of the Notes.  In addition, the hedge counterparties or their affiliates may from time to time, after the pricing of the Notes, modify their respective hedge positions by entering into or unwinding various derivative transactions with respect to IGT’s common stock or by purchasing or selling IGT’s common stock in secondary market transactions during the term of the Notes (and are likely to do so during any applicable conversion reference period related to conversion of the Notes).  These activities could have the effect of decreasing the price of IGT’s common stock and could adversely affect the price of the Notes during any such applicable conversion reference period.

This notice does not constitute an offer to sell, or the solicitation of an offer to buy, securities.  Any offers of the securities will be made only by means of a private offering circular.  The Notes and the shares of common stock of IGT issuable upon conversion of the Notes have not been registered under the Securities Act, or the securities laws of any other jurisdiction and may not be offered or sold in the United States without registration or an applicable exemption from registration requirements.

About International Game Technology

International Game Technology is a global company specializing in the design, development, manufacturing, distribution and sales of computerized gaming machines and systems products.

Certain statements in this press release, including statements concerning IGT’s intention to offer its Notes, the proposed terms of such Notes, and the expected use of the proceeds of the sale of such Notes, including IGT’s expectation that it will enter into certain warrant and hedging transactions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “will” or “intend” and similar expressions. The forward-looking statements contained herein reflect our current views with respect to future events and are based on our currently available data and on current business plans. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to: economic factors such as changes in interest rates, political instability, or currency exchange rate fluctuations; and regulatory factors such as unfavorable changes in governmental regulations. Additional information regarding these and other factors may be contained in IGT’s SEC filings, including without limitation, the Company’s Form 10-K for its fiscal year ended September 30, 2008, and its Form 10-Q for the fiscal quarter ended December 31, 2008.  IGT’s filings are available from the Securities and Exchange Commission.  We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as otherwise required by law.

SOURCE International Game Technology

CONTACT: Craig Billings, Vice President Corporate Finance/Investor Relations, of International Game Technology

1-866-296-4232